EXHIBIT 99.1

Clipper Realty Announces Agreement to Acquire Residential Property at 107 Columbia Heights in Brooklyn

NEW YORK (February 15, 2017) – Clipper Realty Inc. (the “Company” or “Clipper Realty”) (CLPR) today announced that it has entered into an agreement to acquire a residential property located at 107 Columbia Heights in Historic District of Brooklyn Heights New York, for $87.5 million, $569 per ft. Near various subway and bus lines & The Promenade. The property comprises approximately 154,000 square feet, 161 residential units. Plans to create 12 additional residential units by converting various public areas on the property, are in the works. The Company expects to finance the acquisition with property-level mortgage indebtedness and cash-on-hand. Completion of the acquisition is expected during May 2017, although there can be no assurance that it will be completed on the terms agreed, or at all.

About Clipper Realty

Clipper Realty Inc. (CLPR) is a self-administered and self-managed real estate company that acquires, owns, manages, operates and repositions multi-family residential and commercial properties in the New York metropolitan area, with an initial portfolio in Manhattan and Brooklyn. Clipper Realty owns: (i) two neighboring residential/retail rental properties at 50 Murray Street and 53 Park Place in the Tribeca neighborhood of Manhattan, (ii) one residential property complex in the East Flatbush neighborhood of Brooklyn consisting of 59 buildings, (iii) two primarily commercial properties in Downtown Brooklyn (one of which includes 36 residential apartment units), which we refer to as the 141 Livingston Street property and the 250 Livingston Street property, and (iv) one residential/retail rental property at 1955 1st Avenue in Manhattan.

For more information on Clipper Realty Inc., please visit www.clipperrealty.com.

Forward Looking Statements

Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include estimates concerning the timing of certain acquisitions, the amount of capital projects, and the success of specific properties. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” "predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this press release; we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors, including those discussed in the "Risk Factors" section within our final prospectus dated February 9, 2016, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.